Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-3 No. 333-185946); and

(2)	Registration Statement (Form S-8 No. 333-178659);

of our reports dated February 28, 2014, with respect to the consolidated financial statements of Crestwood Midstream Partners LP and the effectiveness of internal control over financial reporting of Crestwood Midstream Partners LP, included in this Annual Report (Form 10-K) of Crestwood Midstream Partners LP for the year ended December 31, 2013.

/s/ Ernst & Young LLP

Houston, Texas
February 28, 2014